                                                                   Exhibit 10.89


               January 18, 2002

               Barry Ariko
               14740 Farwell Avenue
               Saratoga, CA 95070


               Dear Barry:

[LOGO] ASPECT

               I am pleased to welcome you to Aspect's Board of Directors following the unanimous vote of Aspect's board to appoint you to Aspect's Board of Directors.

               I am asking that you be prepared to spend a few hours of informal advisory time with me and other officers or directors at least once a quarter and to be available by telephone to discuss issues and concerns as we need qualified advice. Your participation in board meetings at the company's San Jose headquarters generally five or six times per year will be your most visible interaction with our other directors and officers. We try to set dates for these meetings 6 to 12 months in advance and generally will expect to hold the duration of each meeting to 4-5 hours.

               As a director, you will receive an annual retainer of $24,000 per year, paid quarterly, which will compensate you for all your professional duties including board meetings, committee meetings and informal time. You may elect to take this retainer in cash or in stock. If you elect to receive this payment in stock, you will receive an additional $4,800 annually to partially offset any tax consequences of being paid in stock where it may not be desirable or practical to sell these shares to pay personal taxes. (We also have a provision that you may choose to take your retainer, half in cash and half in stock, in which case you will receive an additional $2,400 annually for tax offset.) Please fill out the attachment with your election on Exhibit A, enclosed. Sign both copies of the documents and return an original set to Bonnie Savage. You will also be reimbursed by the company for any reasonable and ordinary out-of-pocket expenses you incur in fulfilling your role as a director. It is our policy to provide directors with business class or equivalent airfare tickets and travel arrangements for transcontinental and international travel for board activities.

               You will also participate in the 1998 Director's Stock Option Plan (as amended and restated as of August 31, 2000), and you will be granted a ten-year option to purchase 24,000 shares of Aspect Common Stock, vesting 25 percent per year over the next four years. The option exercise price will be the closing price on the date of your signing of this agreement. Assuming your continued participation as a director, you will be granted annually on August 31 an additional 6,000 share options at the then-current fair market value.



Aspect Communications
310 Ridder Park Drive
San Jose, CA 95131-2313
tel (408) 325-2200
fax (408) 325-2260
www.aspect.com

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You will be asked to observe the customary SEC requirements regarding reporting of your Aspect stock ownership, avoiding insider trading and short-swing transactions, and such other requirements of directors of public companies as may apply now and in the future.

Barry, I am really excited about your joining Aspect's board. You bring the exact kind of skills I've been looking to add to my board, and I am excited about being able to introduce you as a director to my management team in the near future. If the provisions of this invitation meet with your expectation, would you please sign and return to me one original copy of this letter within the next few days.

Sincerely,

/s/ Beatriz V. Infante
Beatriz V. Infante
Chairman, President and Chief Executive Officer (CEO)

Acknowledged and Accepted:

/s/ Barry Ariko                                                     1/18/02
--------------------------------                                    ------------
Barry Ariko                                                         Date

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                                   EXHIBIT A
                                   ---------

                       ASPECT COMMUNICATIONS CORPORATION
                        Stock Administration Department
                    1310 Ridder Park Dr., San Jose, CA 95131
                        p) 408-325-2437 f) 408-325-2766


ELECTION TO RECEIVE SHARES OF COMMON STOCK

Pursuant to the terms of the Aspect Communications Corporation Annual Retainer Compensation Plan (the "Plan"), I elect to receive payment of 0% [indicate 0%, 50% or 100%] of my annual retainer for the period of July 1, 2001 - June 30, 2002 in shares of the Company's Common Stock.

I understand that I cannot revoke this election for the period indicated above. I further understand that I must execute a new election for each subsequent year under the Plan prior to the beginning of each one-year period as set forth in the Plan document.

I understand that I cannot dispose of shares issued under the Plan until six months after the date of issuance.

If I elected above to receive part of my entire Retainer paid in stock, I hereby direct Aspect to [check one]:

..    Hold the shares in a book entry account until I give the Company a written request directing them to issue the shares.

..    Issue the shares in my name or in the name of my family trust, as it appears below, and mail the certificate to the address indicated below:

                            Registration of Shares:

             _____________________________________________________

               Address where Stock Certificate should be mailed:

             _____________________________________________________

             _____________________________________________________

             _____________________________________________________

             _____________________________________________________


Date:  1/18/02                              /s/ Barry M. Ariko
       -------                              ------------------------
                                            Signature

                                            Barry M. Ariko
                                            ------------------------
                                            Printed name


Please return this form to Aspect's Stock Administration Department.

Retainer form-new director

               DATE:     January 18, 2002

               TO:       Barry Ariko

               FROM:     Carrie M. Augello Kovac

[LOGO] ASPECT  SUBJECT:  Annual Retainer Election

               -----------------------------------------------------------------

               Congratulations on your election to Aspect Communications' Board of Directors. As a Director of the Company, you are eligible for the annual retainer payable quarterly under the Annual Retainer Compensation Plan for Board of Directors, effective July 1, 1998.

               With respect to the quarterly Retainer payments of $6,000 payable under this Plan, you have the right to elect to accept payment in cash or in fully vested shares of Aspect's Common Stock equal to 50 or 100% of the Retainer. You must make this election for each respective one-year period of the Plan. The election shall be made on the form attached as Exhibit A.
                                            ---------

               If you elect to accept payment of all or a portion of your retainer in shares of the Company's Common Stock, the number of shares issued each quarter will equal the dollar amount of the Retainer to be taken in shares, divided by 100 percent of the closing sale price of the shares on the first trading day after the end of each fiscal quarter for which the Retainer is due. No fractional shares will be issued. The number of shares issued will be rounded down to the nearest number of whole shares. The sale or transfer of the shares purchased with a part or all of your Retainer will be restricted for a period of six months after the date of purchase. In addition, the Company will pay you a cash incentive equal to 20 percent of the Retainer. This cash incentive is intended to help defray your tax liability with respect to the issuance of the shares. It will be paid quarterly, in cash, at the time the quarterly installment of the Retainer is payable in shares.

               If you have any questions regarding your election, please feel free to contact me at (408) 325-2437.



Aspect Communications
310 Ridder Park Drive
San Jose, CA 95131-2313
Tel (408) 325-2200
Fax (408) 325-2260
www.aspect.com